THOMAS PROPERTIES GROUP, INC., THROUGH ITS TPG/CALSTRS, LLC JOINT

VENTURE, ACQUIRES SUBURBAN PHILADELPHIA OFFICE PORTFOLIO

— Acquisition adds four properties totaling 862,948 square feet to Thomas Properties’

Philadelphia area portfolio —

LOS ANGELES – Thomas Properties Group, Inc. (Nasdaq:TPGI), through its affiliate TPG/CalSTRS, LLC, has acquired a portfolio of four suburban Philadelphia office properties for $136 million, or approximately $158 per square foot, from affiliates of Equity Office Properties Trust. The four properties, which range in current occupancy from 76% to 89%, are in attractive locations in three western Philadelphia suburbs that the company believes are poised for recovery with improving occupancy and leasing rates.

The acquisition by TPG/CalSTRS, LLC, an investment partnership with a total equity capitalization of $333 million, illustrates Thomas Properties’ investment strategy of being a co-investor in its acquisitions.

“This acquisition leverages our company’s strength in that it allows our firm to utilize its demonstrated capabilities in upgrading, repositioning and managing properties to enhance value for the benefit of our investors,” said James A. Thomas, Chairman and CEO of Thomas Properties Group, Inc. “We have a significant capital improvement program planned for these properties that includes facility renovations and system upgrades to ensure that they are well-positioned to attract and retain tenants. Once the properties are repositioned, we will follow our strategy of opportunistically exiting stabilized assets and reinvesting the proceeds in other “core plus” and “value add” properties.”

“We are well acquainted with the Philadelphia area as a long-time developer and owner,” added Thomas, pointing out that Thomas Properties has more than 17 years of experience in the Philadelphia area and owns or manages approximately three million square feet in Center City Philadelphia, including the two million-square-foot Commerce Square complex. The company will tap its local management team to handle property management and leasing as well as to implement the comprehensive improvement program. The properties acquired are:

•	Four Falls Corporate Center in Conshohocken – A two-building complex, developed in 1987, totaling 254,080 square feet served by a six-story 1,035 space parking structure. The buildings are joined by a soaring six-story, 3,300 square foot central glass atrium with fountains and pedestrian bridges.

•	Oak Hill Plaza in Wayne/King of Prussia – A four-story, 164,360 square foot building with an elegant 1,500 square foot lobby and atrium. Built in 1982, the building has a 618 space surface parking lot.

•	Walnut Hill Plaza in Wayne/King of Prussia – The four-story office building, developed in 1986, totals 150,572 square feet with a 459 square surface parking lot. Its inviting lobby features stone water fountains and granite flooring.

•	Valley Square Office Park in Blue Bell – A five-building complex totaling 293,936 square feet set on 26 acres and located approximately 20 minutes west of Center City Philadelphia. Developed between 1982 and 1988, the buildings range in size from 18,564 square feet to 84,703 square feet served by a 965 space surface parking lot.

“All of these properties have attractive investment characteristics and are well-located along the region’s major thoroughfares,” noted Thomas.

The acquisition and closing costs were funded with $105 million of first mortgage financing proceeds at favorable interest-only rates and $35.2 million of equity provided by TPG/CalSTRS, LLC., of which Thomas Properties provided $8.8 million (25%) and its investment partner provided $26.4 million (75%).

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc. is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. The company has four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit the company’s website at www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Results of Operations” in our prospectus dated October 6, 2004, which has been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Thomas Properties Group, Inc.

Website: www.tpgre.com

Diana Laing, Chief Financial Officer

213-613-1900